EXHIBIT 5.1

Morse, Zelnick, Rose & Lander
A LIMITED LIABILITY PARTNERSHIP

405 PARK AVENUE
NEW YORK, NEW YORK 10022-2605
212-838-1177
FAX – 212-838-9190

December 18, 2012

Board of Directors
Green Earth Technologies, Inc.
1136 Celebration Boulevard
Celebration, Florida 34747

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Green Earth Technologies, Inc., a Delaware corporation (“Green Earth”), in connection with the preparation of a registration statement on Form S-1 (the “registration statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), to register the sale by the selling stockholders of up to 55,147,059 shares of common stock, par value $.001 per share (the “common stock”), of Green Earth.

In this regard, we have reviewed the Certificate of Incorporation of Green Earth, as amended, resolutions adopted by Green Earth’s Board of Directors, the registration statement, and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.  Based upon the foregoing we are of the opinion that:

Each share of common stock included in the registration statement has been duly authorized for issuance and is now, or, when issued upon exercise of or pursuant to the terms of the instruments which they underlie, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the registration statement.  In giving this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Morse, Zelnick, Rose & Lander, LLP
Morse, Zelnick, Rose & Lander, LLP